Exhibit 10.1

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to the Second Amended and Restated Employment Agreement (this “Amendment”) is hereby entered into by and between STAGWELL INC., a Delaware corporation (the “Company”) and MARK PENN (the “Executive”). This Amendment amends the Second the Second Amended and Restated Employment Agreement by and Between the Company and Executive dated as of March 11, 2022 (the “Agreement”). The Commencement Date of this Amendment shall be the date hereof July 28, 2026 (“Commencement Date”). Unless otherwise defined herein, capitalized terms used herein shall the meanings given in the Agreement.

In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

Amendments

1.	The first sentence of Section 2 shall be removed and replaced in its entirety by the following new sentence:

Subject to the provisions contained in Sections 6 and 7, The Executive’s employment shall be for a term commencing on the Commencement Date and shall continue until July 31, 2029, unless and until either (i) the Executive gives sixty (60) days’ prior written notice of resignation without “Good Reason” (as defined herein) to the Company, (ii) the Executive terminates employment with the Company with “Good Reason” in accordance with Section 6(b) of this Agreement, (iii) the Company terminates the Executive’s employment with or without “Cause” (as defined herein), (iv) the Agreement is terminated due to the Executive’s death or “Disability” (as defined herein) or (v) the Executive terminates employment due to “Retirement” in accordance with Section 6(e) of this Agreement.

2.	The first sentence of Section 4(a) shall be removed and replaced in its entirety with the following sentence:

As compensation for his services hereunder during the Term, the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of $1,400,000 effective as of the August 1, 2026 and which may be further increased from time to time by the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) (such annualized base salary, as it may be so increased, “Base Salary”).

3.	The first sentence of Section 4(c) shall be removed and replaced in its entirety with the following sentence:

During the Term, the Executive shall be eligible to receive an annual discretionary bonus in a target amount equal to 240% of the Executive’s then current Base Salary, which target may be increased from time to time by the Compensation Committee.

4.	The first sentence of Section 4(d) shall be removed and replaced and its entirety with the following sentence:

The Executive shall be eligible to participate in the Company’s LTIP Plans with an annual target award amount equal to 450% of the Executive’s then current Base Salary, which target may be increased from time to time by the Compensation Committee, with each such award made on terms and conditions no more or less favorable than those awards made to other senior executives of the Company.

5.	A new Section 4(e) shall be added as follows:

2026 Grant of SARs. Effective as of August 1, 2026 (the “Grant Date”) the Executive shall be granted an award of 2,000,000 stock appreciation rights (“SARs”) in respect of the Company’s Class A common stock (“Class A Shares”) with an exercise price equal to the Fair Market Value of a Class A Share on the Grant Date, all in accordance with and subject to the terms and conditions of the Company’s Third Amended and Restated 2016 Stock Incentive Plan (as amended from time to time, the “Plan”) and a stock appreciation right agreement thereunder to be executed and delivered by the Executive and Stagwell, subject to the terms of the following sentence. The SARs will become vested and exercisable in three installments (the first consisting of 1,000,000 stock appreciation rights and each of the second and third consisting of 500,000 stock appreciation rights) on each of the first three (3) anniversaries of the Grant Date (each such date, a “Vesting Date”), subject to the Executive’s continued employment with the Company through the applicable Vesting Date. Upon exercise of a vested SAR, the Executive will receive a cash payment equal to the SAR Amount (as defined below). The “SAR Amount” is determined by multiplying (i) the excess, if any, of the Fair Market Value of a Class A Share on the date of exercise of such SAR over the exercise price, by (ii) the number of SARs that have been exercised. The SARs issued pursuant to this Section 4(e) shall be subject to accelerated vesting upon (i) the Executive’s death or disability, (ii) termination of the Executive’s employment without “Cause” or with “Good Reason,” or (iii) a Change in Control (as defined below) following the date hereof. To the extent not yet exercised, any SARs issued pursuant to this Section 4(e) shall expire on the fifth anniversary of the Grant Date.

6.	A New Section 4(f) shall be added as follows:

Bonus. The Executive shall receive a bonus in the amount of $581,667 (less applicable taxes and withholdings), paid on or before August 15, 2026.

7.	A new section 23 shall be added as follows:

280G Cutback. Notwithstanding any other provision of this Amendment, the Agreement, or any other plan, arrangement or agreement to the contrary, if (1) Executive is a “Disqualified Individual” (as defined in Section 280G of the Code and any applicable regulations thereunder (“Section 280G”)) and (2) any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Amendment, the Agreement or otherwise, individually or together with any other payments which Executive has the right to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G (the “Parachute Payment(s)”) and would, but for this Section 23, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total amounts received by Executive from the Company which constitute Parachute Payments shall be reduced in a manner reasonably determined by the Company that is consistent with the requirements of Section 409A to an amount equal, in the aggregate, to one dollar ($1.00) less than three (3) times the Employee’s base amount within the meaning of Section 280G, so that no portion of the Parachute Payments received by Executive shall be subject to the Excise Tax, if and only if such reduction produces a better net after-tax position for Executive (taking into account any applicable Excise Tax and any applicable income tax) than if the total payments owed to Executive were paid in full and subject to the Excise Tax (the “Best Net Cutback”). Any reduction of payments pursuant to the foregoing sentence shall be applied in the following order: (i) first, any cash severance payments; (ii) second, any other cash payments; and (iii) third, any acceleration of vesting of equity awards.

No other Modifications.

Except as expressly provided in this Amendment, each of the terms and provisions of the Agreement shall remain in full force and effect. The Amendment set forth herein is limited precisely as written and shall not be deemed to be an amendment or waiver to any other term of condition of the Agreement or any other documents referenced herein. From and after the Commencement Date, all references in the Agreement to this “Agreement” shall be deemed to be refences to the Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the day and year first above written.

STAGWELL INC.

By:	/s/ Peter McElligott
Peter McElligott, General Counsel

EXECUTIVE

By:	/s/ Mark Penn
Mark Penn

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